NATIONAL REINSURANCE CORPORATION
                        ENDORSEMENT NO. 1


               Attached to and made a part of the

                  MULTIPLE LINE EXCESS OF LOSS

                     AGREEMENT NO. 3973 - 05


                             between


               GUARANTY NATIONAL INSURANCE COMPANY
                       Englewood, Colorado
               LANDMARK AMERICAN INSURANCE COMPANY
                     Oklahoma City, Oklahoma
               COLORADO CASUALTY INSURANCE COMPANY
                       Englewood, Colorado
             SECURITY INSURANCE COMPANY OF HARTFORD
                     Farmington, Connecticut
         STATE AND COUNTY MUTUAL FIRE INSURANCE COMPANY
                           Waco, Texas
        PEAK PROPERTY AND CASUALTY INSURANCE CORPORATION
                       Englewood, Colorado
       GUARANTY -NATIONAL INSURANCE COMPANY OF CALIFORNIA
                       Englewood, Colorado
              VIKING INSURANCE COMPANY OF WISCONSIN
                       Madison, Wisconsin
             VIKING COUNTY MUTUAL INSURANCE COMPANY
                          Austin, Texas
     (hereinafter collectively referred to as the "COMPANY")


                               and


                NATIONAL REINSURANCE CORPORATION

                      Stamford, Connecticut

          (hereinafter referred to as the "REINSURER")


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A. IT IS MUTUALLY AGREED that effective at 12:01 a.m., January
   1, 1996, ARTICLE 6 - LOSS IN EXCESS OF ORIGINAL POLICY LIMITS of this Agreement is deleted and replaced by the following:

   ARTICLE 6 - LOSS IN EXCESS OF ORIGINAL POLICY LIMITS


   One Hundred percent (100%) of any loss in excess of the limit of its original policy may be included in the COMPANY'S net loss, such loss in excess of the limit of its original policy having been incurred because of failure by the COMPANY to settle within the policy limits or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.


   However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the COMPANY acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.


   If any provision of this Article is held to be invalid under the law of any state, that provision shall be deemed to comply with the minimum requirements of such law, giving due consideration to the original intentions of the parties. But this shall not affect the validity or enforceability of such original provisions in any other jurisdiction.


B. IT IS MUTUALLY AGREED that effective at 12:01 a.m., April 1,
   1996, ADDENDUM A - EXCLUSIONS of this Agreement is amended as follows:

  1. Exclusion 11. is deleted and replaced by the following:

          11. Workers' Compensation and Employers Liability Business, except for Employers Liability written as part of a Commercial Umbrella Policy or when written as part of a Package Policy or General Liability Policy in states having Monopolistic Workers' Compensation Funds;

   2. Exclusion 13. is deleted and replaced by the following:

          13. In addition to the above the following business is also excluded as respects per risk property coverage and per occurrence casualty coverage:

          a.   Western Re/North Shore property;

          b.   Collateral protection business;

          c.   Warranty business;

          d.   Facultative;

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                               -3-

          e.   Vikco Automobile Physical Damage Program business;

          f.   Insurance Network Services Automobile Physical
               Damage Program;

  3. The following is added as Exclusion 15.

      15. Tuition Guard Program.

All other terms and conditions remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Endorsement No. 1 to Agreement No. 3973-05 to be executed in
Englewood, Colorado, in duplicate this 22 day of July 1996.

                           GUARANTY NATIONAL INSURANCE COMPANY

                           s/Roger Ware
                           President and Chief Executive Officer

ATTEST:        Patricia T. Hemley

And in Stamford, Connecticut, this 15 day of July, 1996.

                           NATIONAL REINSURANCE CORPORATION

                           s/Don Worthley
                           Senior Vice President

ATTEST:        Ed Vieux